Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement No. 333-190135 on Form S-8 of our report dated March 11, 2014, relating to the financial statements of Western Refining Logistics, LP appearing in the Annual Report on Form 10-K of Western Refining Logistics, LP for the year ended December 31, 2013.

/s/ Deloitte & Touche LLP

Phoenix, AZ
March 11, 2014